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                                                                 EXHIBIT-99.d(1)


                              EXHIBIT 23(d)(1)(oo)



INVESTMENT ADVISORY AGREEMENT ON BEHALF OF TA IDEX TRANSAMERICA BALANCED AND TA IDEX TEMPLETON GREAT COMPANIES GLOBAL (AMENDMENT)


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                                  AMENDMENT TO
                      INVESTMENT ADVISORY AGREEMENT BETWEEN
          IDEX MUTUAL FUNDS AND AEGON/TRANSAMERICA FUND ADVISERS, INC.

      THIS AMENDMENT is made as of May 28, 2004 to the Investment Advisory Agreement dated as of June 25, 1998, as amended (the "Agreement"), between IDEX Mutual Funds ("IDEX") and AEGON/Transamerica Fund Advisers, Inc. ("ATFA"), on behalf of IDEX Janus Balanced, IDEX Janus Flexible Income, IDEX Janus Global and IDEX Janus Growth (each a "Fund" collectively, the "Funds"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. FUND NAME CHANGE. Any references to TA IDEX Janus Balanced and TA IDEX Janus Global are revised to mean TA IDEX Transamerica Balanced and TA IDEX Templeton Great Companies Global in response to the name change of the Fund, effective May 28, 2004.

2. COMPENSATION OF TA IDEX TRANSAMERICA BALANCED. Any reference to the Compensation of TA IDEX Transamerica Balanced is now revised to reflect the following Advisory Fees:

            0.85% of the first $250 million of the funds average daily net assets; 0.80% of the funds average daily net assets over $250 million up to $500 million; 0.75% of the funds average daily net assets over $500 million up to $1.5 billion and 0.65% of the funds average daily net assets in excess of $1.5 billion.

      COMPENSATION OF TA IDEX TEMPLETON GREAT COMPANIES GLOBAL. Any reference to the reference to the Compensation of TA IDEX Templeton Great Companies Global is now revised to reflect the following Advisory
            Fees: 0.80% of the first $500 million of the funds average daily net assets; and 0.70% of the funds average daily net assets over $500 million.

3. DISSOLUTION OF TA IDEX JANUS GROWTH & INCOME. All references to TA IDEX Janus Growth & Income in the Agreement shall be deleted, in response to the dissolution of the Fund on May 28, 2004.

      In all other respects, the Investment Advisory Agreement dated as of June 25 1998, as amended, is confirmed and remains in full force and effect.

      IN WITNESS THEREOF, the parties hereto have caused this amendment to be executed as of May 28, 2004.

ATTEST:                                AEGON/TRANSAMERICA FUND ADVISERS, INC.

By:_________________________________      By:_________________________________

Name:_______________________________      Name:_______________________________

Title:______________________________      Title:______________________________

ATTEST:                                TRANSAMERICA IDEX MUTUAL FUNDS

By:_________________________________      By:_________________________________

Name:_______________________________      Name:_______________________________

Title:______________________________      Title:______________________________